EXHIBIT 99.1

Federal-Mogul Drives Strong Sales & Earnings Growth in Q1 2011
Sales increased 16%, Net Income more than tripled, EBITDA 30% higher versus Q1 2010
SOUTHFIELD, Mich., April 28, 2011 /PRNewswire/ -- Federal-Mogul Corporation (NASDAQ: FDML) today reported strong first quarter 2011 financial performance, with sales of $1.7 billion, a $235 million or 16 percent increase versus $1.5 billion in Q1 2010. The company had a gross margin of $279 million or 16.2 percent of sales up from $254 million in Q1 2010. Sales, general & administrative expenses improved to 10.3 percent of sales, a more than two percentage point improvement versus the same period of 2010. Net income was $51 million or $0.51 per diluted share, more than triple the $15 million or $0.15 per diluted share in the same period of 2010. Operational EBITDA(1) was $179 million, an increase of $41 million or 30 percent over Q1 2010. Cash flow(2) was an outflow of $(109) million during the quarter due to a growth-driven increase in capital requirements and normal first quarter seasonality.

	2011	2010
Financial Summary	Q1	Q1
($ millions, except per share)

Net Sales	$1,724	$1,489

Gross Margin	279	254
pct. of sales	16.2%	17.1%

SG&A	(177)	(184)
pct. of sales	10.3%	12.4%

Net Income	51	15
(attributable to Federal-Mogul)

Earnings Per Share	0.51	0.15
(in dollars, diluted EPS)

Operational EBITDA(1)	179	138
pct. of sales	10.4%	9.3%

Cash Flow(2)	$(109)	$36

"Federal-Mogul had another strong financial performance in the first quarter of 2011," said President and Chief Executive Officer Jose Maria Alapont. "We increased our EBITDA by $41 million or 30 percent and more than tripled our net income, on a sales increase of 16 percent, demonstrating our strength at converting increased revenue to greater profitability. This is our eighth consecutive quarter of profitable results and our performance again compares favorably to analysts' expectations."
The company's stronger sales performance reflected an improvement in market share position for all business units on top of the impact of higher global original equipment market demand. Federal-Mogul's OE sales were $1.1 billion in Q1 2011, an increase of $211 million or 23 percent from $936 million in Q1 2010. The company's original equipment sales were higher in all regions on a constant dollar basis, with exchange accounting for about one percentage point of the reported year-over-year sales growth. The company had, as well, strong global aftermarket sales in all regions, totaling $577 million in Q1 2011, up 4 percent or $24 million.
Federal-Mogul's gross margin in Q1 2011 was $279 million, an increase of $25 million versus $254 million in Q1 2010. SG&A expenses in Q1 2011 were reduced to $177 million, improving more than two full percentage points to 10.3 percent of sales from 12.4 percent of sales in Q1 2010. The company reported, in Q1 2011, net income of $51 million or $0.51 per diluted share, more than triple the reported net income of $15 million or $0.15 earnings per diluted share in Q1 2010. Operational EBITDA in Q1 2011 was $179 million or 10.4 percent of sales, an increase of $41 million, or 30 percent, versus $138 million or 9.3 percent of sales reported in Q1 2010.
Federal-Mogul's liquidity remains very strong at $1.5 billion with $1.0 billion of cash and an unused revolver of $0.5 billion. The company's capital investment strategy is to develop sustained revenue growth through capital investments for customer, product portfolio and footprint expansion. The $(109) million cash outflow in Q1 2011 reflects this strategic growth investment along with other normal Q1 seasonality.
"The company's Q1 2011 OE and aftermarket growth, in both market share position and overall revenue, is due to the strong demand for our leading technology and innovation," said Alapont.

"Federal-Mogul's products help customers meet regulatory requirements and vehicle differentiation demands to increase fuel economy, reduce emissions and improve vehicle safety.
Our global leading brands bring premium and high-value repair solutions to installers and technicians in the aftermarket," he said.
Customer and industry awards provide strong evidence of the company's technological leadership. During the quarter, Federal-Mogul was recognized as powertrain technology supplier of the year by Daimler's commercial vehicles division. In addition, four industry-leading Federal-Mogul technological innovations for fuel efficiency, reduced emissions and enhanced powertrain performance were recently honored at the 2011 Automotive News PACE™ Awards. The Automotive News PACE Award is globally recognized as the industry symbol of innovation and is presented annually by Automotive News , Ernst & Young Global Automotive Center and The Transportation Research Center Inc. Federal-Mogul won two PACE awards -- more than any other company -- in the 2011 competition. The company's low-friction LKZ® piston ring and EcoTough®-coated piston received awards in the product technology category. Federal-Mogul has received a total of eight PACE Awards since 2005, more than any other automotive supplier.
"Federal-Mogul's strong first quarter earnings and operating performance shows our ability to efficiently drive performance improvement while increasing overall sales in the original equipment and aftermarket business segments of the company," said Alapont. "We believe our market leading global brands and growing portfolio of technology and innovation in powertrain fuel efficiency, emissions reduction and overall vehicle safety will continue to exceed customer requirements for regulatory compliance and market differentiation, thereby enabling Federal-Mogul to generate sustainable global profitable growth."
(1) Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related reorganization expenses, gains or losses on the sales of businesses, curtailment gains or losses on post-employment benefits and the expense relating to U.S.-based funded pension plans.
(2) Cash flow is equal to net cash (used by) provided from operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.
About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety solutions to the world's foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; industrial, agricultural and power generation equipment; as well as the worldwide aftermarket. Federal-Mogul's leading technology and innovation, lean manufacturing expertise, and global distribution network deliver world-class products, brands and services at a competitive cost. The company's sustainable global profitable growth strategy creates value for its employees, customers and shareholders. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs approximately 45,000 people in 35 countries.
Federal-Mogul's aftermarket products are sold under a variety of well-known brands, including: Abex®, AE®, ANCO®, Beral®, Carter®, Champion®, FP Diesel®, Fel-Pro®, Ferodo®, Glyco®, Goetze®, MOOG®, National®, Necto®, Nural®, Payen®, Precision®, Sealed Power®, Speed-Pro® and Wagner®. All trademarks are owned by Federal-Mogul Corporation, or one or more of its subsidiaries, in one or more countries. Visit the company's website at www.federalmogul.com.
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.
* Please note accent over 'e' in Jose Maria Alapont

CONTACT:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31
	2011	2010
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,724	$1,489
Cost of products sold	(1,445)	(1,235)

Gross margin	279	254

Selling, general and administrative expenses	(177)	(184)
Interest expense, net	(32)	(33)
Amortization expense	(12)	(12)
Equity earnings of non-consolidated affiliates	10	7
Restructuring expense, net	(1)	(1)
Other expense, net	(1)	(21)

Income before income taxes	66	10
Income tax (expense) benefit	(14)	7

Net income	52	17
Less net income attributable to noncontrolling interests	(1)	(2)

Net income attributable to Federal-Mogul	$51	$15

Income per common share:

Basic	$0.52	$0.15

Diluted	$0.51	$0.15

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited)
	March 31	December 31
	2011	2010
ASSETS	(Millions of Dollars)
Current assets:
Cash and equivalents	$1,015	$1,105
Accounts receivable, net	1,192	1,075
Inventories, net	945	847
Prepaid expenses and other current assets	261	244

Total current assets	3,413	3,271

Property, plant and equipment, net	1,879	1,802
Goodwill and other indefinite-lived intangible assets	1,426	1,431
Definite-lived intangible assets, net	472	484
Investments in non-consolidated affiliates	229	210
Other noncurrent assets	106	98

	$7,525	$7,296
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt, including current portion of long-term debt	$82	$73
Accounts payable	786	660
Accrued liabilities	391	428
Current portion of postemployment benefit liability	47	47
Other current liabilities	135	143

Total current liabilities	1,441	1,351

Long-term debt	2,749	2,752
Postemployment benefits	1,184	1,172
Long-term portion of deferred income taxes	473	470
Other accrued liabilities	174	186

Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares;
none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares;
100,500,000 issued shares; 98,904,500 outstanding shares
as of both March 31, 2011 and December 31, 2010)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(301)	(352)
Accumulated other comprehensive loss	(421)	(505)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders' equity	1,412	1,277
Noncontrolling interests	92	88
Total shareholders' equity	1,504	1,365

	$7,525	$7,296

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31
	2011	2010
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income	$52	$17
Adjustments to reconcile net income to net cash provided from
(used by) operating activities:
Depreciation and amortization	68	81
Restructuring expense, net	1	1
Payments against restructuring liabilities	(6)	(12)
Payments to settle non-debt liabilities subject to compromise, net	(1)	(14)
Equity earnings of non-consolidated affiliates	(10)	(7)
Cash dividends received from non-consolidated affiliates	—	20
Change in postemployment benefits, including pensions	(5)	13
Change in deferred taxes	1	(27)
Loss on Venezuelan currency devaluation	—	20
Gain on sale of property, plant and equipment	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	(97)	(83)
Inventories	(79)	(36)
Accounts payable	127	70
Other assets and liabilities	(60)	39
Net Cash (Used By) Provided From Operating Activities	(9)	80

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(100)	(46)
Net proceeds from the sale of property, plant and equipment	—	2
Net Cash Used By Investing Activities	(100)	(44)

Cash Provided From (Used By) Financing Activities
Principal payments on Debt Facilities	(7)	(7)
Decrease in other long-term debt	(2)	(1)
Increase in short-term debt	9	1
Net remittances on servicing of factoring arrangements	—	(14)
Net Cash Used By Financing Activities	—	(21)

Effect of foreign currency exchange rate fluctuations on cash	19	(5)
Effect of Venezuelan currency devaluation on cash	—	(16)
Effect of foreign currency fluctuations on cash	19	(21)

Decrease in cash and equivalents	(90)	(6)

Cash and equivalents at beginning of period	1,105	1,034

Cash and equivalents at end of period	$1,015	$1,028

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Millions of Dollars)

	Three Months Ended
	March 31
	2011	2010

Net income	$52	$17
Depreciation and amortization	68	81
Interest expense, net	32	33
Expense associated with U.S. based funded pension plans	11	13
Income tax expense (benefit)	14	(7)
Restructuring expense, net	1	1
Other	1	—
Operational EBITDA	$179	$138

Net cash (used by) provided from operating activities:
Cash (used by) provided from operations	$(9)	$80
Cash used by investing activities	(100)	(44)
Cash Flow	$(109)	$36

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains.